Exhibit 10.6
NORTHROP GRUMMAN
DEFERRED COMPENSATION PLAN
(Amended and Restated Effective as of January 1, 2011)

7.8 Disputes	15

ARTICLE VIII MISCELLANEOUS	15

8.1 Unsecured General Creditor	15
8.2 Restriction Against Assignment	15
8.3 Restriction Against Double Payment	16
8.4 Withholding	16
8.5 Amendment, Modification, Suspension or Termination	16
8.6 Governing Law	17
8.7 Receipt or Release	17
8.8 Payments on Behalf of Persons Under Incapacity	17
8.9 Limitation of Rights and Employment Relationship	17
8.10 Headings	17
8.11 2001 Reorganization	18
8.12 Liabilities Transferred to HII	18

APPENDIX A 2005 TRANSITION RELIEF	A-1

A.1 Cash Out	A-1
A.2 Elections	A-1
A.3 Key Employees	A-1

APPENDIX B DISTRIBUTION RULES FOR PRE-2005 AMOUNTS	B-1

B.1 Distribution of Contributions	B-1
B.2 Early Non-Scheduled Distributions	B-2
B.3 Hardship Distribution	B-3
B.4 Plan Termination	B-3

APPENDIX C TRANSFER OF LIABILITIES – NORTHROP GRUMMAN EXECUTIVE DEFERRED COMPENSATION PLAN	C-1

C.1 Background	C-1
C.2 Treatment of Transferred Liabilities	C-1
C.3 Investments	C-1
C.4 Distributions	C-1
C.5 Other Provisions	C-2

APPENDIX D TRANSFER OF LIABILITIES – AEROJET-GENERAL LIABILITIES	D-1

D.1 Background	D-1
D.2 Treatment of Transferred Liabilities	D-2
D.3 Investments	D-2
D.4 Distributions	D-2
D.5 Other Provisions	D-2

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APPENDIX E TRANSFER OF LIABILITIES – TASC, INC. SUPPLEMENTAL RETIREMENT PLAN	E-1

E.1 Background	E-1
E.2 Treatment of Transferred Liabilities	E-1
E.3 Investments	E-1
E.4 Distributions	E-1
E.5 Other Provisions	E-1

APPENDIX F 2008 TRANSITION RELIEF	F-1

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NORTHROP GRUMMAN
DEFERRED COMPENSATION PLAN
(Amended and Restated Effective as of January 1, 2011)
The Northrop Grumman Deferred Compensation Plan (the “Plan”) was last amended and restated effective as of January 1, 2011. This restatement amends that version of the Plan, and is also effective January 1, 2011. This restatement includes changes that apply to amounts earned and vested under the Plan prior to 2005.
This Plan is intended (1) to comply with section 409A of the Internal Revenue Code, as amended (the “Code”) and official guidance issued thereunder (except with respect to amounts covered by Appendix B), and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
ARTICLE I
DEFINITIONS
          1.1     Definitions
                    Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
                    (a)     “Account” shall mean the recordkeeping account set up for each Participant to keep track of amounts to his or her credit.
                    (b)     “Administrative Committee” means the committee in charge of Plan administration, as described in Article VII.
                    (c)     “Affiliated Companies” shall mean the Company and any entity affiliated with the Company under Code sections 414(b) or (c).
                    (d)     “Base Salary” shall mean a Participant’s annual base salary, excluding bonuses, commissions, incentive and all other remuneration for services rendered to the Affiliated Companies and prior to reduction for any salary contributions to a plan established pursuant to section 125 of the Code or qualified pursuant to section 401(k) of the Code.
                    (e)     “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a

Participant in accordance with procedures established by the Administrative Committee to receive the benefits specified hereunder in the event of the Participant’s death.
                              (1)     No Beneficiary designation shall become effective until it is filed with the Administrative Committee.
                              (2)     Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrative Committee with or without the consent of the previous Beneficiary.
                              (3)     No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrative Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrative Committee that they are legally entitled to receive the benefits specified hereunder. Effective January 1, 2007, a Participant will automatically revoke a designation of a spouse as primary beneficiary upon the dissolution of their marriage.
                              (4)     In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
                              (5)     Payment by the Affiliated Companies pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Affiliated Companies.
                    (f)     “Board” shall mean the Board of Directors of the Company.

                    (g)     “Bonuses” shall mean the bonuses earned under the Company’s formal incentive plans, as defined by the Administrative Committee, and payable while a Participant is an Employee.
                    (h)     “Code” shall mean the Internal Revenue Code of 1986, as amended.
                    (i)     “Committees” shall mean the Committees appointed by the Board to administer the Plan and investments in accordance with Article VII.
                    (j)     “Company” shall mean Northrop Grumman Corporation and any successor.
                    (k)     “Compensation” shall be Base Salary plus Bonuses. However, any payment authorized by the Compensation and Management Development Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, shall not be treated as Compensation. Further, any award payment under the Northrop Grumman Long-Term Incentive Cash Plan shall not be treated as Compensation.
                    (l)     “Disability” or “Disabled” shall mean the Participant’s inability to perform each and every duty of his or her occupation or position of employment due to illness or injury as determined in the sole and absolute discretion of the Administrative Committee.
                    (m)     “Early Distribution” shall mean an election by a Participant in accordance with Appendix Section B.2 to receive a withdrawal of amounts from his or her Account prior to the time at which such Participant would otherwise be entitled to such amounts.
                    (n)     “Eligible Employee” shall mean any Employee who meets the following conditions:
                              (1)     he or she is initially treated by the Affiliated Companies as an Employee and not as an independent contractor; and
                              (2)     he or she meets the eligibility criteria established by the Administrative Committee.
                    The eligibility criteria established by the Administrative Committee will include, but not be limited to, classifications of Employees who are eligible to participate and the date as of which various groups of Employees will be eligible to participate. This includes, for example, Administrative Committee authority to delay eligibility for employees of newly acquired companies who become Employees.
                    (o)     “Employee” shall mean any common law employee of the Affiliated Companies.

                    (p)     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
                    (q)     “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Section 152(a) of the Code), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.
                    (r)     “Initial Election Period” shall mean:
                              (1)     in the case of a newly hired Employee who is entitled to participate under Article II, the 30-day period following the date on which the Employee first becomes an Eligible Employee; and
                              (2)     in the case of any other Employee who becomes an Eligible Employee and is entitled to participate under Article II, the next Open Enrollment Period.
                    (s)     “Investment Committee” means the committee in charge of investment aspects of the Plan, as described in Article VII.
                    (t)     “Key Employee” means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or the Affiliated Companies (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which Participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.
                    (u)     “Open Enrollment Period” means the period each Plan Year designated by the Administrative Committee for electing deferrals for the following Plan Year.
                    (v)     “Participant” shall mean any Eligible Employee who participates in this Plan in accordance with Article II.
                    (w)     “Payment Date” shall mean:
                              (1)     for distributions upon early termination under Section B.1(a), a date after the end of the month in which termination of employment occurs;

                              (2)     for distributions after Retirement, Disability or death under Section B.1(b), a date after the end of the month in which occurs Retirement, the determination of Disability by the Administrative Committee, or the notification of the Administrative Committee of the Participant’s death (or later qualification of the Beneficiary or Beneficiaries), as applicable; and
                              (3)     for distributions with a scheduled withdrawal date under Section B.1(c), a date after the December 31 prior to the elected payment year, the exact date in each case to be determined by the Administrative Committee to allow time for administrative processing.
                    (x)     “Plan” shall be the Northrop Grumman Deferred Compensation Plan.
                    (y)     “Plan Year” shall be the calendar year.
                    (z)     “Retirement” shall mean termination of employment with the Affiliated Companies after reaching age 55.
                    (aa)     “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.
                    (bb)     “Separation from Service” or “Separates from Service” or “Separating from Service” means a “separation from service” within the meaning of Code section 409A.
ARTICLE II
PARTICIPATION
          2.1     In General
                    (a)     An Eligible Employee may become a Participant by complying with the procedures established by the Administrative Committee for enrolling in the Plan.
                    (b)     Anyone who becomes an Eligible Employee will be entitled to become a Participant during his or her Initial Election Period or any subsequent Open Enrollment Period.
                    (c)     An individual will cease to be a Participant when he or she no longer has a positive balance to his or her Account under the Plan.
          2.2     Disputes as to Employment Status
                    (a)     Because there may be disputes about an individual’s proper status as an Employee or non-Employee, this Section describes how such disputes are to be handled with respect to Plan participation.

                    (b)     The Affiliated Companies will make the initial determination of an individual’s employment status.
                             (1)     If an individual is not treated by the Affiliated Companies as a common law employee, then the Plan will not consider the individual to be an “Eligible Employee” and he or she will not be entitled to participate in the Plan.
                             (2)     This will be so even if the individual is told he or she is entitled to participate in the Plan and given a summary of the plan and enrollment forms or other actions are taken indicating that he or she may participate.
                    (c)     Disputes may arise as to an individual’s employment status. As part of the resolution of the dispute, an individual’s status may be changed by the Affiliated Companies from non-Employee to Employee. Such Employees are not Eligible Employees.
          2.3     Cessation of Eligibility
                    If the Administrative Committee determines or reasonably believes that a Participant has ceased to be a management or highly compensated employee within the meaning of ERISA Title I, the Participant will no longer be able to make elections to defer compensation under the Plan.
                    If an Eligible Employee receives a distribution under Appendix Section B.2, the Employee will not be permitted to defer amounts under the Plan for the two Plan Years following the year of distribution.
ARTICLE III
DEFERRAL ELECTIONS
          3.1     Elections to Defer Compensation
                    (a)     Initial Elections. Each Participant may elect to defer an amount of Compensation by filing an election with the Administrative Committee no later than the last day of his or her Initial Election Period. If the election is made pursuant to Section 1.1(r)(1), it will apply for the remainder of the Plan Year. Otherwise, the election will apply for the following Plan Year.
                    (b)     Subsequent Elections. A Participant may elect to defer Compensation earned in subsequent Plan Years by filing a new election in the Open Enrollment Period for each subsequent Plan Year. An election to participate for a Plan Year is irrevocable.
                    (c)     General Rules for all Elections. The Administrative Committee may establish procedures for elections and set limits and other requirements on the amount of Compensation that may be deferred. The Administrative Committee may change these rules from time to time. Deferral elections shall address distribution of the deferred amounts as described in Section 6.1.

                    (d)     Committee Rules. All elections must be made in accordance with rules, procedures and forms provided by the Administrative Committee. The Administrative Committee may change the rules, procedures and forms from time to time and without prior notice to Participants.
                    (e)     Cancellation of Election. If a Participant becomes disabled (as defined under Code Section 409A) or obtains a distribution on account of an Unforeseeable Emergency under Section 6.2 during a Plan Year, his deferral election for such Plan Year shall be cancelled.
          3.2     Crediting of Deferrals
                    (a)     In General. Amounts deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant.
                    (b)     Cessation of Crediting. Effective January 1, 2011, no further amounts will be deferred under the Plan and credited to Participant Accounts.
          3.3     Investment Elections
                    (a)     The Investment Committee will establish a number of different types of investments for the Plan. The Investment Committee may change the investments from time to time, without prior notice to Participants.
                    (b)     Participants may elect how their future contributions and existing Account balances will be deemed invested in the various types of investment and may change their elections from time to time.
                    (c)     Although the Participants may designate the deemed investment of their Accounts, the Investment Committee is not bound to invest any actual amounts in any particular investment. The Investment Committee will select from time to time, in its sole and absolute discretion, commercially available investments of each of the types offered. Any investments actually made remain the property of the Affiliated Companies (or the rabbi trust under Section 4.2) and are not Plan assets.
                    (d)     Selections of the types of investments, changes and transfers must be made according to the rules and procedures of the Administrative Committee.
                              (1)     The Administrative Committee may prescribe rules which may include, among other matters, limitations on the amounts which may be transferred and procedures for electing transfers.
                              (2)     The Administrative Committee may prescribe rules for valuing Accounts for purposes of transfers. Such rules may, in the Administrative Committee’s discretion, use averaging methods to determine values and accrue estimated expenses.

                              (3)     The Administrative Committee may prescribe the periods and frequency with which Participants may change deemed investment elections and make transfers.
                              (4)     The Administrative Committee may change its rules from time to time and without prior notice to Participants.
                    (e)     Effective January 13, 2011, Participant investment elections involving a Company stock investment fund (e.g., transfers into or out of the fund) may be restricted, including in accordance with Company policies generally applicable to employee transactions in Company stock.
          3.4     Investment Return Not Guaranteed
                    Investment performance under the Plan is not guaranteed at any level. Participants may lose all or a portion of their contributions due to poor investment performance.
ARTICLE IV
ACCOUNTS AND TRUST FUNDING
          4.1     Accounts
                    The Administrative Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account shall be further divided into separate subaccounts (“investment subaccounts”), each of which corresponds to an investment type elected by the Participant pursuant to Section 3.3. A Participant’s Account shall be credited as follows:
                    (a)     The Administrative Committee shall credit the investment subaccounts of the Participant’s Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.3; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed invested in a certain type of investment shall be credited to the investment subaccount corresponding to that investment type.
                    (b)     The investment subaccounts of Participants’ Accounts will be credited with earnings or losses based on the earnings or losses of the corresponding investments selected by the Participant and valued in accordance with the rules and procedures of the Administrative Committee.
                              (1)     The Administrative Committee may set regular valuation dates and times and also use special valuation dates and times and procedures from time to time under unusual circumstances and to protect the financial integrity of the Plan.
                              (2)     The Administrative Committee may use averaging methods to determine values and accrue estimated expenses.

                              (3)     The Administrative Committee may change its valuation rules and procedures from time to time and without prior notice to Participants.
          4.2     Use of a Trust
                    The Company may set up a trust to hold any assets or insurance policies that it may use in meeting its obligations under the Plan. Any trust set up will be a rabbi trust and any assets placed in the trust shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency.
ARTICLE V
VESTING
          5.1     In General
                    A Participant’s interest in his or her Account will be nonforfeitable.
          5.2     Exceptions
                    The following exceptions apply to the vesting rule:
                    (a)     Forfeitures on account of a lost payee. See Section 6.4.
                    (b)     Forfeitures under an escheat law.
                    (c)     Recapture of amounts improperly credited to a Participant’s Account or improperly paid to or with respect to a Participant.
                    (d)     Expenses charged to a Participant’s Account.
                    (e)     Investment losses.
                    (f)     Forfeitures resulting from early withdrawals. See Section B.2.
ARTICLE VI
DISTRIBUTIONS
          6.1     Distribution of Deferred Compensation Contributions
                    Appendix B governs the distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A. Thus, this Section 6.1 does not apply to these pre-2005 deferrals, but does apply to all other amounts deferred under the Plan.
                    (a)     Separate Distribution Election. A Participant must make a separate distribution election for each year beginning with the 2005 deferral election. A Participant generally makes a distribution election at the same time the Participant makes the deferral election, i.e., during the Open Enrollment Period. The Participant will specify in the distribution election whether the amounts deferred for the year (and earnings thereon) will be paid upon a Separation from Service or upon a specified date, and the method of distribution for such amounts. Even if a Participant elects to have a year’s deferrals payable upon a specified date, he shall also specify a method of distribution for payments upon a Separation from Service.
                    (b)     Distribution Upon Separation from Service. A Participant may elect on a deferral form to have the portion of his Account related to amounts deferred under the deferral form (and earnings thereon) distributed in a lump sum or in quarterly installments over a period of 5, 10, or 15 years. If a Participant does not elect a method for distribution for a deferred amount, the amount will be distributed in quarterly installments over 10 years. Notwithstanding the foregoing, if a Participant’s Account balance is $50,000 or less at the time the Participant Separates from Service or if the Separation from Service occurs before age 55 for reasons other than death or disability (as defined under Code section 409A), the deferred amount will be distributed in a lump sum payment.
                              A lump sum payment shall be made in the second month following the month of Separation from Service. Installment payments shall commence as of the January, April, July, or October that next follows the month of Separation from Service and that is not the month immediately following the month of Separation from Service. For example, if a Separation from Service occurs in January, payments begin in April. If a Separation from Service occurs in March, payments begin in July.
                              Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any lump sum payment that would otherwise be made during this period of delay shall be paid on the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death). Any series of installment payments impacted by this delay shall begin as of the January, April, July, or October coincident with or next following the Participant’s Separation from Service. The initial payment of such an installment series shall include any installment payments that would have otherwise been made during the period of delay.
                    (c)     Distribution as of Specified Date. A Participant may elect on a deferral form to have the portion of his Account related to amounts deferred under the deferral form (and earnings thereon) paid to the Participant as of a January that is at least two years after the year of deferral. The Participant may elect to receive such amount as a lump sum or in quarterly installments over 2 to 5 years. If the amount is $25,000 or less at the specified date for distribution, the Participant will receive a lump sum distribution of the amount regardless of his elected distribution form. If the Participant Separates from Service before the specified date or while receiving a distribution of an amount under this Section 6.1(c), such portion of the Account will be distributed in accordance with the Participant’s distribution election for a Separation from Service made at the time of the Participant’s deferral election.
                    (d)     Changes in Time or Form of Distribution. A Participant may make up to two subsequent elections to change the time or form of a distribution for any year’s deferral. Such an election, however, shall be effective only if the following conditions are satisfied:
                              (1)     The election may not take effect until at least twelve (12) months after the date on which the election is made;
                              (2)     In the case of an election to change the time or form of the distribution under Sections 6.1(b) or (c), a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and
                              (3)     In the case of an election to change the time or form of a distribution under Section 6.1(c), the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.
                    (e)     Effect of Taxation. If Plan benefits are includible in the income of a Participant under Code section 409A prior to actual receipt of the benefits, the Administrative Committee shall immediately distribute the benefits found to be so includible to the Participant.
                    (f)     Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:
                              (1)     The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or
                              (2)     The making of the payment would violate Federal securities laws or other applicable law;
provided, that any payment delayed pursuant to this Section 6.1(f) shall be paid in accordance with Code section 409A.
          6.2     Withdrawals for Unforeseeable Emergency
                    A Participant may withdraw all or any portion of his Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
          6.3     Payments Not Received At Death
                    In the event of the death of a Participant before receiving a payment, payment will be made to his or her estate if death occurs on or after the date of a check which has been issued by the Plan. Otherwise, payment of the amount will be made to the Participant’s Beneficiary.
          6.4     Inability to Locate Participant
                    In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two years following the required payment date, the amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings for the forfeiture period.
          6.5     Committee Rules
                    All distributions are subject to the rules and procedures of the Administrative Committee. The Administrative Committee may also require the use of particular forms. The Administrative Committee may change its rules, procedures and forms from time to time and without prior notice to Participants.
ARTICLE VII
ADMINISTRATION
          7.1     Committees
                    (a)     An Administrative Committee of one or more persons, shall be appointed by, and serve at the pleasure of, the Chairman and Chief Executive Officer. The number of members comprising the Administrative Committee shall be determined by the Chairman, President, and Chief Executive Officer, who may from time to time vary the number of members. A member of the Administrative Committee may resign by delivering a written notice of resignation to the Chairman, President, and Chief Executive Officer. The Chairman, President, and Chief Executive Officer may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Administrative Committee shall be filled promptly by the Chairman, President, and Chief Executive Officer.
                    (b)     An Investment Committee of one or more persons, shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Investment Committee shall be determined by the Board, who may from time to time vary the number of members. A member of the Investment Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Investment Committee shall be filled promptly by the Board.
          7.2     Committee Action
                    Each Committee shall act at meetings by affirmative vote of a majority of the members of that Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of a Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman of a Committee, or any other member or members of each Committee designated by the chairman of the Committee, may execute any certificate or other written direction on behalf of the Committee of which he or she is a member.
          7.3     Powers and Duties of the Administrative Committee
                    The Administrative Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
                    (a)     To construe and interpret the terms and provisions of this Plan;
                    (b)     To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
                    (c)     To maintain all records that may be necessary for the administration of the Plan;
                    (d)     To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
                    (e)     To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
                    (f)     To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe (including the power to subdelegate);
                    (g)     To exercise powers granted the Administrative Committee under other Sections of the Plan; and
                    (h)     To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue insurance policies purchased in connection with the Plan.

          7.4     Powers and Duties of the Investment Committee
                    The Investment Committee, shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
                    (a)     To select types of investment and the actual investments against which earnings and losses will be measured;
                    (b)     To oversee any rabbi trust; and
                    (c)     To appoint agents, and to delegate to them such powers and duties in connection with its duties as the Investment Committee may from time to time prescribe (including the power to subdelegate).
          7.5     Construction and Interpretation
                    The Administrative Committee shall have full discretion to construe and interpret the terms and provisions of this Plan and to remedy possible inconsistencies and omissions. The Administrative Committee’s interpretations, constructions and remedies shall be final and binding on all parties, including but not limited to the Affiliated Companies and any Participant or Beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
          7.6     Information
                    To enable the Committees to perform their functions, the Affiliated Companies adopting the Plan shall supply full and timely information to the Committees on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committees may require.
          7.7     Committee Compensation, Expenses and Indemnity
                    (a)     The members of the Committees shall serve without compensation for their services hereunder.
                    (b)     The Committees are authorized to employ such legal counsel as they may deem advisable to assist in the performance of their duties hereunder.
                    (c)     To the extent permitted by ERISA and applicable state law, the Company shall indemnify and hold harmless the Committees and each member thereof, the Board and any delegate of the Committees who is an employee of the Affiliated Companies against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under ERISA and state law.
          7.8     Disputes
                    The Company’s standardized “Northrop Grumman Nonqualified Retirement Plans Claims and Appeals Procedures” shall apply in handling claims and appeals under the Plan.
ARTICLE VIII
MISCELLANEOUS
          8.1     Unsecured General Creditor
                    Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Affiliated Companies. No assets of the Affiliated Companies shall be held in any way as collateral security for the fulfilling of the obligations of the Affiliated Companies under this Plan. Any and all of the Affiliated Companies’ assets shall be, and remain, the general unpledged, unrestricted assets of the Affiliated Companies. The obligation under the Plan of the Affiliated Companies adopting the Plan shall be merely that of an unfunded and unsecured promise of those Affiliated Companies to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Affiliated Companies that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.
          8.2     Restriction Against Assignment
                    (a)     The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.
                    (b)     The actions considered exceptions to the vesting rule under Section 5.2 will not be treated as violations of this Section.
                    (c)     Notwithstanding the foregoing, all or a portion of a Participant’s Account balance may be paid to another person as specified in a domestic relations order that the

Administrative Committee determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:
                              (1)     issued pursuant to a State’s domestic relations law;
                              (2)     relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;
                              (3)     creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan; and
                              (4)     meets such other requirements established by the Administrative Committee.
                              The Administrative Committee shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Administrative Committee may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.
          8.3     Restriction Against Double Payment
                    If a court orders an assignment of benefits despite the previous Section, the affected Participant’s benefits will be reduced accordingly. The Administrative Committee may use any reasonable actuarial assumptions to accomplish the offset under this Section.
          8.4     Withholding
                    There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Affiliated Companies in respect to such payment or this Plan. The Affiliated Companies shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
          8.5     Amendment, Modification, Suspension or Termination
                    The Administrative Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination may reduce a Participant’s Account balance below its dollar value immediately prior to the amendment. The preceding sentence is not intended to protect Participants against investment losses. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and Beneficiaries in the manner and as the time described in Article VI, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

                    Notwithstanding the foregoing, no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code section 409A.
          8.6     Governing Law
                    To the extent not preempted by ERISA, this Plan shall be construed, governed and administered in accordance with the laws of Delaware.
          8.7     Receipt or Release
                    Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committees and the Affiliated Companies. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
          8.8     Payments on Behalf of Persons Under Incapacity
                    In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrative Committee and the Company.
          8.9     Limitation of Rights and Employment Relationship
                    Neither the establishment of the Plan, any Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Affiliated Companies or any trustee except as provided in the Plan and any trust agreement; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and any trust agreement.
          8.10   Headings
                    Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

        8.11     2001 Reorganization
                    Effective as of the 2001 Reorganization Date in (d), the corporate structure of Northrop Grumman Corporation and its affiliates was modified. Effective as of the Litton Acquisition Date in (e), Litton Industries, Inc. was acquired and became a subsidiary of the Northrop Grumman Corporation (the “Litton Acquisition”).
                    (a)     The former Northrop Grumman Corporation was renamed Northrop Grumman Systems Corporation. It became a wholly-owned subsidiary of the new parent of the reorganized controlled group.
                    (b)     The new parent corporation resulting from the restructuring is called Northrop Grumman Corporation. All references in this Plan to the former Northrop Grumman Corporation and its Board of Directors now refer to the new parent corporation bearing the same name and its Board of Directors.
                    (c)     As of the 2001 Reorganization Date, the new Northrop Grumman Corporation became the sponsor of this Plan, and its Board of Directors assumed authority over this Plan.
                    (d)     2001 Reorganization Date. The date as of which the corporate restructuring described in (a) and (b) occurred.
                    (e)     Litton Acquisition Date. The date as of which the conditions for the completion of the Litton Acquisition were satisfied in accordance with the “Amended and Restated Agreement and Plan of Merger Among Northrop Grumman Corporation, Litton Industries, Inc., NNG, Inc., and LII Acquisition Corp.
          8.12   Liabilities Transferred to HII
                    Northrop Grumman Corporation distributed its interest in Huntington Ingalls Industries, Inc. (“HII) to its shareholders on March 31, 2011 (the “HII Distribution Date”). Pursuant to an agreement between Northrop Grumman Corporation and HII, on the HII Distribution Date certain employees and former employees of HII ceased to participate in the Plan and the liabilities for these participants’ benefits under the Plan were transferred to HII. On and after the HII Distribution Date, the Company and the Plan, and any successors thereto, shall have no further obligation or liability to any such participant with respect to any benefit, amount, or right due under the Plan.
*   *   *

                    IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 27th day of June, 2011.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Debora L. Catsavas
Debora L. Catsavas
Vice President, Compensation, Benefits & International

APPENDIX A
2005 TRANSITION RELIEF
           The following provisions apply only during 2005, pursuant to transition relief granted in IRS Notice 2005-1:
A.1     Cash-Out
           Participants Separating from Service during 2005 for any reason before age 55 will receive an immediate lump sum distribution of their Account balances. Other Participants Separating from Service in 2005 will receive payments in accordance with their prior elections.
A.2     Elections
           During the Plan’s open enrollment period in June 2005 Participants may fully or partially cancel 2005 deferral elections and receive in 2005 a refund of amounts previously deferred in 2005.
           In addition, individuals working in Company facilities impacted by Hurricane Katrina may stop or reduce 2005 elective contributions to the Plan at any time during 2005. All payments under this Section A.2 will be made before the end of calendar year 2005.
A.3     Key Employees
           Key Employees Separating from Service on or after July 1, 2005, with distributions subject to Code section 409A and scheduled for payment in 2006 within six months of Separation from Service, may choose I or II below, subject to III:
I.	Delay the distributions described above for six months from the date of Separation from Service. The delayed payments will be paid as a single sum with interest at the end of the six month period, with the remaining payments resuming as scheduled.
II.	Accelerate the distributions described above into a payment in 2005 without interest adjustments.
III.	Key Employees must elect I or II during 2005.

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APPENDIX B
DISTRIBUTION RULES FOR PRE-2005 AMOUNTS
     Distribution of amounts earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) are exempt from the requirements of Code section 409A and shall be made in accordance with the Plan terms as in effect on December 31, 2004 and as summarized in the following provisions.
     B.1     Distribution of Contributions
               (a)     Distributions Upon Early Termination
                        (1)     Voluntary Termination. If a Participant voluntarily terminates employment with the Affiliated Companies before age 55 or Disability, distribution of his or her Account will be made in a lump sum on the Participant’s Payment Date.
                        (2)     Involuntary Termination. If a Participant involuntarily terminates employment with the Affiliated Companies before age 55, distribution of his or her Account will generally be made in quarterly installments over a 5, 10 or 15-year period, commencing on the Participant’s Payment Date, in accordance with the Participant’s original election on his or her deferral election form. Payment will be made in a lump sum if the Participant had originally elected a lump sum, if the Account balance is $50,000 or less, or if the Administrative Committee so requires.
               (b)     Distribution After Retirement, Disability or Death. In the case of a Participant who separates from service with the Affiliated Companies on account of Retirement, Disability or death and has an Account balance of more than $50,000, the Account shall be paid to the Participant (and after his or her death to his or her Beneficiary) in substantially equal quarterly installments over 10 years commencing on the Participant’s Payment Date.
                        (1)     An optional form of benefit may be elected by the Participant, on the form provided by Administrative Committee, during his or her initial election period from among those listed below:
                                  (A)     A lump sum distribution on the Participant’s Payment Date.
                                  (B)     Quarterly installments over 5 years beginning on the Participant’s Payment Date.
                                  (C)     Quarterly installments over 10 years beginning on the Participant’s Payment Date.
                                  (D)     Quarterly installments over 15 years beginning on the Participant’s Payment Date.

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                              (2)     A Participant from time to time may modify the form of benefit that he or she has previously elected. Upon his or her separation from service, the most recently elected form of distribution submitted at least 12 months prior to separation will govern. If no such election exists, distributions will be paid under the 10-year installment method.
                              (3)     In the case of a Participant who terminates employment with the Affiliated Companies on account of Retirement, Disability or death with an Account balance of $50,000 or less, the Account shall be paid to the Participant in a lump sum distribution on the Participant’s Payment Date.
                              (4)     In general, upon the Participant’s death, payment of any remaining Account balance will be made to the Beneficiary in a lump sum on the Payment Date. But the Beneficiary will receive any remaining installments (starting on the Payment Date) if the Participant was receiving installments, or if the Participant died on or after age 55 with an Account balance over $50,000 and with an effective installment payout election in place. In such cases, the Beneficiary may still elect a lump sum payment of the remaining Account balance, but only with the Administrative Committee’s consent.
                (c)     Distribution With Scheduled Withdrawal Date. A Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Affiliated Companies, will receive the designated portion of his or her Account as follows:
                              (1)     A Participant’s Scheduled Withdrawal Date can be no earlier than two years from the last day of the Plan Year for which the deferrals of Compensation are made.
                              (2)     A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than two years from the Scheduled Withdrawal Date. The Participant shall have the right to twice modify any Scheduled Withdrawal Date.
                              (3)     Payments under this subsection may be in the form of a lump sum, or 2, 3, 4 or 5-year quarterly installments. The default form will be a lump sum. If the Account balance to be distributed is $25,000 or less, payment will automatically be made in a lump sum. Payments will commence on the Scheduled Withdrawal Date.
                              (4)     In the event a Participant terminates employment with the Affiliated Companies prior to the commencement or completion of a distribution under this subsection, the portion of the Participant’s Account associated with a Scheduled Withdrawal Date which has not been distributed prior to such termination shall be distributed in accordance with Section B.1(a) and (b) along with the remainder of the Account.
     B.2     Early Non-Scheduled Distributions
                A Participant shall be permitted to elect an Early Distribution from his or her Account prior to a Payment Date under Section B.1, subject to the following restrictions:

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                    (a)     The election to take an Early Distribution shall be made by filing a form provided by and filed with the Administrative Committee prior to the end of any calendar month.
                    (b)     The amount of the Early Distribution shall equal up to 90% of his or her Account balance.
                    (c)     The amount described in subsection (b) above shall be paid in a lump sum as of a date after the receipt by the Administrative Committee of the request for a withdrawal under this Section. The exact date will be determined by the Administrative Committee to allow time for administrative processing.
                    (d)     A Participant shall forfeit 10% of the amount of the requested distribution. The Affiliated Companies shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.
                              (1)     Example 1: A Participant requests a distribution of 100% of the Account. The Participant receives 90%. The amount forfeited is 10% of the Account.
                              (2)     Example 2: A Participant requests a distribution of 50% of the Account. The Participant receives 45%. The amount forfeited is 5% of the Account.
                    (e)     All distributions shall be made on a pro rata basis from among a Participant’s investment subaccounts.
          B.3     Hardship Distribution
                    A Participant shall be permitted to elect a Hardship Distribution from his or her Account prior to a Payment Date under Section B.1, subject to the following restrictions:
                    (a)     The election to take a Hardship Distribution shall be made by filing a form provided by and filed with the Administrative Committee prior to the end of any calendar month.
                    (b)     The Administrative Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution.
                    (c)     The amount determined by the Administrative Committee as a Hardship Distribution shall be paid in a lump sum as of a date after the approval by the Administrative Committee of the request for a withdrawal under this Section. The exact date will be determined by the Administrative Committee to allow time for administrative processing.
          B.4     Plan Termination
     In the event that this Plan is terminated, the amounts allocated to a Participant’s Account shall be distributed to the Participant or, in the event of his or her death, to his or her Beneficiary in a lump sum.

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APPENDIX C
TRANSFER OF LIABILITIES —
NORTHROP GRUMMAN EXECUTIVE DEFERRED COMPENSATION PLAN
     C.1     Background
                Effective March 1, 2001, all liabilities under the Northrop Grumman Executive Deferred Compensation Plan other than the Estate Enhancement Program Account, were transferred to this Plan. This Appendix describes the treatment of those liabilities (plus earnings) (“Transferred Liabilities”) and the Participant to whom those liabilities are owed (“Transferred Participant”).
     C.2     Treatment of Transferred Liabilities
                The Transferred Liabilities will generally be treated under the Plan like Compensation deferred in accordance with Article III.
     C.3     Investments
                The Transferred Participant may make investment elections for the Transferred Liabilities in accordance with Section 3.3. Section 3.4 will also apply.
     C.4     Distributions
                Distributions of amounts corresponding to the Transferred Liabilities will generally be made in accordance with the provisions of Appendix B. The following exceptions and special rules apply:
                (a)     Section B.1
                      (1)     For purposes of Sections B.1(a)(2) and B.1(b)(1), the Transferred Participant will be deemed to have made an election of 5 or 10-year installments corresponding to his elections of 5 or 10-year installments under Section 6.9(b)(2) of the Northrop Grumman Executive Deferred Compensation Plan.
                      (2)     The Transferred Participant may utilize Section B.1(b)(2) to vary the form of his distribution.
                      (3)     Distributions under Section B.1(c) are not available.
                (b)     Section B.2. The Early Non-Scheduled Distribution election is available. The Transferred Liabilities will be aggregated with any other amounts in the Transferred Participant’s Account for purposes of distributions under Section B.2.
                (c)     Sections 6.3-6.6. These Sections are fully applicable.

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                    (c)     C.5     Other Provisions
                              The Transferred Liabilities and the Transferred Participant will be fully subject to the provisions of Articles IV, V, VII and VIII.

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APPENDIX D
TRANSFER OF LIABILITIES —
AEROJET-GENERAL LIABILITIES
         D.1     Background
                    (a)     Effective as of the Closing Date specified in the April 19, 2001 Asset Purchase Agreement by and Between Aerojet-General Corporation and Northrop Grumman Systems Corporation (the “APA”), certain liabilities (“Transferred Liabilities”) under the Benefits Restoration Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies and the GenCorp Inc. and Participating Subsidiaries Deferred Bonus Plan were transferred to this Plan.
                    (b)     The transfer took place pursuant to section 10.6 of the APA, under which Northrop Grumman acquired the Azusa and Colorado Operations units from Aerojet-General Corporation. That section reads:
* * * * *
                   10.6     Unfunded Deferred Compensation
          (a) Subject to legal requirements for employee acquiescence, as of the effective time of the Closing, the Purchaser shall assume any and all obligations of the Seller to pay any and all unfunded deferred compensation as set forth on Schedule 10.6 for all Transferring Employees, provided such benefits are adequately reflected on the Balance Sheet.
          (b) The Seller shall retain any and all legal obligation to pay any and all unfunded deferred compensation for all Aerojet Employees that are not Transferring Employees.
* * * * *
                    (c)     This Appendix is intended to effectuate the assumption of certain of the liabilities contemplated by section 10.6 of the APA. It describes the treatment of those liabilities (plus earnings) and the Participants to whom those liabilities are owed (“Transferred Participants”).
                    (d)     The only liabilities assumed by this Plan are:
                              (1)     those from the GenCorp Inc. and Participating Subsidiaries Deferred Bonus Plan, and

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                              (2)     those liabilities under the Benefits Restoration Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies which represent supplements with respect to an Aerojet defined contribution plan.
No liabilities are assumed which represent supplements with respect to an Aerojet defined benefit plan.
                    (e)     The assumed liabilities will be represented by starting Account balances for the Transferred Participants, determined in the discretion of the Administrative Committee.
         D.2     Treatment of Transferred Liabilities
                    The Transferred Liabilities will generally be treated under the Plan like Compensation deferred in accordance with Article III.
         D.3     Investments
                    The Transferred Participants may make investment elections for the Transferred Liabilities in accordance with Section 3.3. Section 3.4 will also apply.
         D.4     Distributions
                    Distributions of amounts corresponding to the Transferred Liabilities will generally be made in accordance with the provisions of Appendix B. The following exceptions and special rules apply:
                    (a)     Section B.1
                              (1)     For purposes of Sections B.1(a)(2) and B.1(b)(1), the Transferred Participants will be deemed to have made an election of 10-year installments.
                              (2)     The Transferred Participants may utilize Section B.1(b)(2) to vary the form of their distributions.
                              (3)     Distributions under Section B.1(c) are not available.
                    (b)     Section B.2. The Early Non-Scheduled Distribution election is available. The Transferred Liabilities will be aggregated with any other amounts in the Transferred Participants’ Accounts for purposes of distributions under Section B.2.
                    (c)     Sections 6.3-6.6. These Sections are fully applicable.
         D.5     Other Provisions
                    The Transferred Liabilities and the Transferred Participants will be fully subject to the provisions of Articles IV, V, VII and VIII.

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APPENDIX E
TRANSFER OF LIABILITIES – TASC, INC. SUPPLEMENTAL
RETIREMENT PLAN
     E.1     Background
                (a)     Effective as of the TASC Merger Date, all liabilities under the TASC, Inc. Supplemental Retirement Plan were transferred to this Plan. This Appendix describes the treatment of those liabilities (plus earnings) (“Transferred Liabilities”) and the Participant to whom those liabilities are owed (“Transferred Participant”).
                (b)     The “TASC Merger Date” is March 28, 2003 or such other date that the Northrop Grumman Director of Benefits Administration and Services determines is feasible. If the Northrop Grumman Director of Benefits Administration and Services determines that March 28, 2003 is not feasible, he shall identify in writing, before March 28, 2003, a date that is feasible.
     E.2     Treatment of Transferred Liabilities
     The Transferred Liabilities will generally be treated under the Plan like Compensation deferred in accordance with Article III.
     E.3     Investments
     The Transferred Participant may make investment elections for the Transferred Liabilities in accordance with Section 3.3. Section 3.4 will also apply.
     E.4     Distributions
     Distributions of amounts corresponding to the Transferred Liabilities will generally be made in accordance with the provisions of Appendix B.
     E.5     Other Provisions
                The Transferred Liabilities and the Transferred Participant will be fully subject to the provisions of Articles IV, V, VII and VIII.

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APPENDIX F
2008 TRANSITION RELIEF
          Pursuant to transition rules under Code section 409A, during a specified period in 2008, Participants who had previously elected in 2008 to defer amounts that would otherwise be payable in 2009 may make a new election with respect to such amounts. Such an election must provide for a lower deferral percentage for each compensation category than the originally elected percentage. And if a Participant makes such an election, the Participant may also make a new distribution election (in accordance with the Plan’s distribution rules in Section 6.1) for such amounts.

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